Exhibit 5.1

11 South Meridian Street
Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

April 18, 2018

NorthWest Indiana Bancorp

9204 Columbia Ave.

Munster, IN 46321

Ladies and Gentlemen:

We have acted as counsel for NORTHWEST INDIANA BANCORP, an Indiana corporation (“NWIN”), in connection with the Agreement and Plan of Merger, dated February 20, 2018 (the “Agreement”), between NWIN and FIRST PERSONAL FINANCIAL CORP., a Delaware corporation (“First Personal”). You have requested our opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by NWIN with respect to the issuance of up to 161,935 shares of NWIN common stock (the “Shares”) in connection with the merger of First Personal with and into NWIN.

We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that the Shares are duly authorized and will be, when sold in the manner described in the Registration Statement (including all Exhibits thereto), validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

We consent to the use of our name under the captions “The Merger – Background of the Merger,” “Material Federal Income Tax Consequences,” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is furnished by us in accordance with the requirement of Item 601(b)(5) of SEC Regulation S-K.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP

Atlanta	Chicago	Dallas	Delaware	Indiana	Los Angeles	Michigan	Minneapolis	Ohio	Washington, D.C.